Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Second Quarter 2014 Results

SPOKANE, Wash - July 23, 2014 - Potlatch Corporation (Nasdaq:PCH) today reported net income of $16.3 million, or $0.40 per diluted share, on revenues of $143.9 million for the quarter ended June 30, 2014. This compares to net income of $19.2 million, or $0.47 per diluted share, on revenues of $133.2 million in the second quarter of 2013.
“Increased activity in the housing market resulted in stronger takeaway for our lumber business in the quarter and we closed over 40 transactions in our Real Estate business as the effects of the harsh winter faded,” said Michael Covey, chairman and chief executive officer of Potlatch Corporation. “We expect strong results in our Wood Products and Resource businesses in the second half of the year, particularly given that the third quarter is our seasonally highest harvest quarter. This quarter, our Real Estate segment also closed the second of two large sales that we planned this year. Our earnings are on track to increase for the third consecutive year,” concluded Mr. Covey.
Financial Highlights
(millions, except per-share data)

	Q2 2014	Q1 2014	Q2 2013
Revenues	$143.9	$139.6	$133.2
Net income	$16.3	$20.3	$19.2
Net income per diluted share	$0.40	$0.50	$0.47
Distribution per share	$0.35	$0.35	$0.31
Net cash from operations	$28.4	$40.0	$13.6
Cash and short-term investments at end of period	$83.2	$76.3	$50.5

Business Performance: Q2 2014 vs. Q1 2014
Resource
Resource’s operating income was $10.8 million on revenues of $39.5 million in the second quarter, compared to operating income of $16.2 million on revenues of $51.9 million in the first quarter of 2014. Harvest volumes were seasonally lower in the Northern region due to spring breakup and wet weather constrained operations in the Southern region in the second quarter. Sawlog price realizations increased 9% in Idaho, which reflects the effect of indexing log prices to higher first quarter lumber prices. Log prices increased slightly in the Southern region due to a seasonally higher mix of hardwood sawlogs. Southern pine sawlog price realizations were flat.
Wood Products
Wood Products’ operating income was $14.9 million on revenues of $100.6 million in the second quarter, compared to operating income of $12.7 million on revenues of $87.8 million in the first quarter of 2014. Lumber shipments increased 13% in the second quarter of 2014 as a result of demand strengthening after the harsh winter weather ended. Average lumber prices realized in the second quarter were 1% higher than the first quarter of 2014.
Real Estate
Real Estate’s operating income was $12.4 million on revenues of $15.7 million in the second quarter, compared to operating income of $8.3 million on revenues of $14.4 million in the first quarter of 2014. Second quarter results included the sale of 9,400 acres of rural recreation property in Minnesota for $10 million. First quarter results included the sale of 11,000 acres of rural recreation property in Idaho for $11 million.
Conference Call Information
A live conference call and webcast will be held today, July 23, 2014, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 66856712. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until July 30, 2014 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 66856712 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance; the direction of our business markets; the state of the domestic housing market; housing starts; business conditions in our Resource and Wood Products segments; lumber pricing; sawlog pricing; third quarter 2014 harvest levels; performance of our Wood Products, Resource and Real Estate segments in the second half of 2014; earnings growth; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$143,919	$133,212	$283,498	$272,465
Costs and expenses:
Cost of goods sold	101,849	91,904	200,442	190,203
Selling, general and administrative expenses	12,345	10,117	22,022	23,713
Environmental remediation charge	—	1,750	—	2,500
	114,194	103,771	222,464	216,416
Operating income	29,725	29,441	61,034	56,049
Interest expense, net	(5,509)	(5,667)	(10,969)	(12,003)
Income before income taxes	24,216	23,774	50,065	44,046
Income taxes	(7,946)	(4,592)	(13,445)	(9,377)
Net income	$16,270	$19,182	$36,620	$34,669

Net income per share:
Basic	$0.40	$0.47	$0.90	$0.86
Diluted	0.40	0.47	0.90	0.85
Distributions per share	$0.35	$0.31	$0.70	$0.62
Weighted-average shares outstanding (in thousands):
Basic	40,741	40,509	40,726	40,474
Diluted	40,850	40,694	40,833	40,655

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$9,252	$5,586
Short-term investments	73,916	52,251
Receivables, net	20,629	16,572
Inventories	26,071	36,275
Deferred tax assets	7,724	7,724
Other assets	7,584	11,961
Total current assets	145,176	130,369
Property, plant and equipment, net	62,402	59,976
Timber and timberlands, net	452,763	455,871
Deferred tax assets	16,728	21,576
Other assets	12,556	12,738
	$689,625	$680,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$—	$—
Accounts payable and accrued liabilities	54,937	50,318
Total current liabilities	54,937	50,318
Long-term debt	320,003	320,092
Liability for pension and other postretirement employee benefits	74,792	83,619
Other long-term obligations	15,557	22,353
Stockholders’ equity	224,336	204,148
	$689,625	$680,530

Shares outstanding (in thousands)	40,591	40,537
Working capital	$90,239	$80,051
Current ratio	2.6:1	2.6:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended
	June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$36,620	$34,669
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	11,002	12,025
Basis of real estate sold	6,834	907
Change in deferred taxes	536	(338)
Employee benefit plans	(267)	3,484
Equity-based compensation expense	2,032	2,101
Other, net	(1,161)	(61)
Working capital and operating related activities	12,836	(11,272)
Net cash from operating activities	68,432	41,515
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	(21,665)	19,032
Additions to property, plant and equipment	(6,508)	(5,792)
Additions to timber and timberlands	(5,887)	(4,683)
Other, net	334	(654)
Net cash from investing activities	(33,726)	7,903
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(28,413)	(25,115)
Repayment of long-term debt	—	(36,663)
Exercises of stock options	15	1,798
Employee tax withholdings on equity-based compensation	(1,079)	(1,700)
Change in book overdrafts	(1,424)	1,723
Other, net	(139)	(40)
Net cash from financing activities	(31,040)	(59,997)
Change in cash	3,666	(10,579)
Cash at beginning of period	5,586	16,985
Cash at end of period	$9,252	$6,406

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Resource	$39,512	$45,269	$91,417	$100,237
Real Estate	15,737	5,809	30,176	10,444
Wood Products	100,572	94,982	188,376	186,526
	155,821	146,060	309,969	297,207
Elimination of intersegment revenues - Resource	(11,902)	(12,848)	(26,471)	(24,742)
Total consolidated revenues	$143,919	$133,212	$283,498	$272,465

Operating income:
Resource	$10,818	$14,467	$27,042	$29,992
Real Estate	12,378	4,116	20,649	7,199
Wood Products	14,870	19,725	27,577	38,635
Eliminations and adjustments	788	235	1,630	724
	38,854	38,543	76,898	76,550
Corporate	(9,129)	(9,102)	(15,864)	(20,501)
Operating income	29,725	29,441	61,034	56,049
Interest expense, net	(5,509)	(5,667)	(10,969)	(12,003)
Income before income taxes	$24,216	$23,774	$50,065	$44,046

Depreciation, depletion and amortization:
Resource	$2,728	$3,040	$6,644	$7,632
Real Estate	14	14	29	27
Wood Products	1,515	1,520	3,044	3,029
	4,257	4,574	9,717	10,688
Corporate	641	584	1,285	1,337
Total depreciation, depletion and amortization	$4,898	$5,158	$11,002	$12,025

Basis of real estate sold:
Real Estate	$2,242	$584	$7,409	$1,200
Eliminations and adjustments	(30)	(134)	(575)	(293)
Total basis of real estate sold	$2,212	$450	$6,834	$907